MANAGEMENT AGREEMENT
This Agreement originally made as of May 1, 2000 and amended and restated as of July 1, 2000 and September 7, 2000, between Neuberger Berman Advisers Management Trust, a Delaware business trust (Trust), and Neuberger Berman Management Inc., a New York corporation (Manager).
W I T N E S S E T H :
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (1940 Act), as an open end, diversified management investment company and has established several separate series of shares (Portfolios), with each Portfolio having its own assets and investment policies; and
WHEREAS, the Trust desires to retain the Manager as investment adviser to furnish investment advisory and portfolio management services to each
Portfolio listed in Schedule A attached hereto, to such other Portfolios of the Trust hereinafter established as agreed to from time to time by the parties, evidenced by an addendum to Schedule A (hereinafter Portfolio shall refer to each Portfolio which is subject to this Agreement and all agreements and actions described herein to be made or taken by the Trust on behalf of the Portfolios), and the Manager is willing to furnish such services.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1.	Services of the Manager.
1.1 Investment Management Services. The Manager shall act as the investment adviser to the Portfolios and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Portfolios in a manner consistent with its investment objective, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Portfolios, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Manager will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best net price and most favorable execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers and dealers who provide the Manager with research, analysis, advice and similar services and pay such brokers and dealers in return a higher commission or spread than may be charged by other brokers or dealers.
The Trust hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Portfolios which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2 2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with the law.
The Manager shall carry out its duties with respect to the Portfolios'
investments in accordance with applicable law and the investment objective, policies and restrictions of the Portfolios adopted by the trustees of the
Trust (Trustees), and subject to such further limitations as the Portfolios may from time to time impose by written notice to the Manager.
1.2 Administrative Services. The Manager shall supervise the Portfolios' business and affairs and shall provide such services required for effective administration of the Portfolios as are not provided by employees or other agents engaged by the Portfolios; provided, that the Manager shall not have any obligation to provide under this Agreement any direct or indirect services to the holders of shares of the Portfolios (Shareholders), any services related to the sale of interests in the Portfolios, or any other services which are the subject of a separate agreement or arrangement between the Portfolios and the Manager. Subject to the foregoing, in providing administrative services hereunder, the Manager shall:
	1.2.1  Office Space, Equipment and Facilities. Furnish without cost to the Portfolios, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Portfolios' needs.
	1.2.2  Personnel.  Provide, without remuneration from or other cost to the Trust or the Portfolios, the services of individuals competent to perform all of the Portfolios' executive, administrative and clerical functions which are not performed by employees or other agents engaged by the Portfolios or by the Manager acting in some other capacity pursuant to a separate agreement or arrangement with the Portfolios.
	1.2.3 Agents. Assist the Portfolios in selecting and coordinating the activities of the other agents engaged by the Portfolios, including the Portfolios' custodian, independent auditors and legal counsel.
	1.2.4 Trustees and Officers. Authorize and permit the Manager's directors, officers and employees who may be elected or appointed as trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust or the Portfolios.
	1.2.5  Books and Records.  Ensure that all financial, accounting and other records required to be maintained and preserved by the Trust and or the Portfolios are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.
	1.2.6  Reports and Filings.  Assist in the preparation of (but not pay for) all periodic reports by the Trust or the Portfolios to Shareholders and all reports and filings required to maintain the registration and qualification of the Portfolios, or to meet other regulatory or tax requirements applicable to the Portfolios, under federal and state securities and tax laws.
	1.3	The Manager can use any of the officers and employees of Neuberger
Berman, LLC to provide any of the non investment advisory services described herein.
2.	Expenses of the Portfolios.
2.1 Expenses to Be Paid by the Manager. The Manager shall pay all salaries, expenses and fees of the officers, trustees and employees of the Trust who are officers, directors or employees of the Manager.
In the event that the Manager pays or assumes any expenses of the Trust or a Portfolio not required to be paid or assumed by the Manager under this Agreement, the Manager shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Manager of any obligation to the Trust or to a Portfolio under any separate agreement or arrangement between the parties.
2.2 Expenses to Be Paid by the Portfolios. Each Portfolio shall bear all expenses of its operation, except those specifically allocated to the Manager under this Agreement or under any separate agreement between a Portfolio and the Manager. Expenses to be borne by a Portfolio shall include both expenses directly attributable to the operation of the Portfolios and the placement of interests therein, as well as the portion of any expenses of the Trust that is properly allocable to the Portfolios in a manner approved by the trustees of the Trust. Subject to any separate agreement or arrangement between the Trust or a Portfolio and the Manager, the expenses hereby allocated to each Portfolio, and not to the Manager, include, but are not limited to:
	2.2.1 Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property.
	2.2.2 Shareholder Servicing. All expenses of maintaining and servicing Shareholder accounts, including, but not limited to the charges of any Shareholder servicing agent, dividend disbursing agent or other agent engaged by a Portfolio to service Shareholder accounts.
	2.2.3 Shareholder Reports. All expenses of preparing, setting in type, printing and distributing reports and other communications to Shareholders.
	2.2.4 Pricing and Portfolio Valuation. All expenses of computing a Portfolio's net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Portfolio's investment portfolio.
	2.2.5 Communications. All charges for equipment or services used for communications between the Manager or the Portfolios and any custodian, Shareholder servicing agent, portfolio accounting services agent, or other agent engaged by a Portfolio.
	2.2.6 Legal and Accounting Fees. All charges for services and expenses of a Portfolio's legal counsel and independent auditors.
	2.2.7 Trustees' Fees and Expenses. With respect to each Portfolio, all compensation of Trustees other than those affiliated with the Manager, all expenses incurred in connection with such unaffiliated Trustees' services as Trustees, and all other expenses of meetings of the Trustees or committees thereof..
	2.2.8 Shareholder Meetings. All expenses incidental to holding meetings of Shareholders, including the printing of notices and proxy materials, and proxy solicitation therefor.
	2.2.9 Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Portfolios in a manner approved by the Trustees.

	2.2.10 Brokerage Commissions. All brokers' commissions and other charges incident to the purchase, sale or lending of a Portfolio's portfolio securities.
	2.2.11 Taxes. All taxes or governmental fees payable by or with respect to a Portfolio to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.
	2.2.12 Trade Association Fees. All fees, dues and other expenses incurred in connection with a Portfolio's membership in any trade association or other investment organization.
	2.2.13 Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Portfolio is a party and the expenses a Portfolio may incur as a result of its legal obligation to provide indemnification to the Trust's officers, Trustees and agents.
	2.2.14 Organizational Expenses. Any and all organizational expenses of a Portfolio paid by the Manager shall be reimbursed by such Portfolio at such time or times agreed by such Portfolio and the Manager.
3.	Advisory Fee.
3.1 Fee. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Manager under this Agreement, each Portfolio shall pay the Manager an annual fee as set out in Schedule B to this
Agreement.
3.2 Computation and Payment of Fee. The advisory fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual advisory fee rate (as set forth in Schedule B hereto), and multiplying this product by the net assets of the Portfolios, determined in the manner established by the Trustees, as of the close of business on the last preceding business day on which the Portfolios' net asset value was determined.
3.3  State Expense Limitation.  If in any fiscal year the operating expenses of any Shareholder in a Portfolio plus such Shareholder's pro rata portion of the Portfolio's operating expenses in such fiscal year (Aggregate Operating Expenses, which includes any fees or expense reimbursements payable to the Manager pursuant to this Agreement and any compensation payable to the Manager pursuant to (i) the Administration Agreement between such Shareholder and the Manager or (ii) any other Agreement or arrangement with the Trust with respect to that Shareholder, but excludes interest, taxes, brokerage commissions, litigation and indemnification expenses, and other extraordinary expenses not incurred in the ordinary course of business) exceed the lowest applicable percentage expense limitation imposed under the securities law and regulations of any state in which such Shareholder's shares are qualified for sale (the State Expense Limitation), then the Manager shall pay such Shareholder the amount of such excess, less the amount of any reduction of the administration fee referred to below; provided, that the Manager shall have no obligation hereunder to pay such Shareholder for any such expenses which exceed the pro rata portion of such advisory fee attributable to such Shareholder's interest in that Portfolio.
No payment shall be made to such Shareholder hereunder unless and until the administration fee payable by such Shareholder under a similar State Expense Limitation of its Administration Agreement with the Manager has been reduced to zero. Any payment to a Shareholder hereunder shall be made monthly, by annualizing the Aggregate Operating Expenses for each month as of the last day of such month. An adjustment shall be made on or before the last day of the first month of the next succeeding fiscal year if Aggregate Operating Expenses for such fiscal year do not exceed the State Expense Limitation or if for such fiscal year there is no applicable State Expense Limitation.
4.	Ownership of Records.
All records required to be maintained and preserved by the Portfolios pursuant to the provisions or rules or regulations of the Securities and Exchange Commission (SEC) under Section 31(a) of the 1940 Act and maintained and preserved by the Manager on behalf of the Portfolios are the property of the Portfolios and shall be surrendered by the Manager promptly on request by the Portfolios; provided, that the Manager may at its own expense make and retain copies of any such records.
5.	Reports to Manager.
The Portfolios shall furnish or otherwise make available to the Manager such copies of the Portfolios' financial statements, proxy statements, reports, and other information relating to its business and affairs as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.
6.	Reports to the Portfolios.
The Manager shall prepare and furnish to the Portfolios such reports, statistical data and other information in such form and at such intervals as the Portfolios may reasonably request.
7.	Retention of Sub Adviser.
Subject to a Portfolio obtaining the initial and periodic approvals required under section 15 of the 1940 Act, the Manager may retain a sub adviser, at the Manager's own cost and expense, for the purpose of making investment recommendations and research information available to the Manager. Retention of a sub adviser shall in no way reduce the responsibilities or obligations of the Manager under this Agreement and the Manager shall be responsible to the Trust and the Portfolios for all acts or omissions of the sub adviser in connection with the performance of the Manager's duties hereunder.
8.	Services to Other Clients.
Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.
9.	Limitation of Liability of Manager and its Personnel.
Neither the Manager nor any director, officer or employee of the Manager performing services for the Portfolios at the direction or request of the Manager in connection with the Manager's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by a Portfolio in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed
(i) to protect the Manager against any liability to the Trust or a Portfolio or its Shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Manager's duties, or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, officer or employee of the Manager who is or was a Trustee or officer of the Trust against any liability to the Trust or a Portfolio or its Shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust.
10.	No Liability of Other Portfolios.
This Agreement is made by each Portfolio pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or Shareholders of the Portfolios individually, but bind only the property of that Portfolio and no other.

11.	Effect of Agreement.

Nothing herein contained shall be deemed to require the Portfolios to take any action contrary to the Declaration of the Trust or By Laws of the Trust, any actions of the Trustees binding upon the Portfolios, or any applicable law, regulation or order to which a Portfolio is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Portfolios or the Trust.

12.	Term of Agreement.

The term of this Agreement with respect to the Portfolios originally listed in Schedule A began on May 1, 2000 and was subsequently renewed by the Trustees, including a majority of the Trustees who are not interested persons of either party hereto (Disinterested Trustees), to remain in effect with respect to each Portfolio through June 30, 2001 unless sooner terminated as hereinafter provided, and from year to year thereafter, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance with respect to a Portfolio is approved at least annually by vote of a majority of the outstanding voting securities of such Portfolio, or by vote or written consent of the Trustees, a majority of the Disinterested Trustees; and provided further, that the Manager shall not have notified a Portfolio in writing at least sixty days prior to the first expiration date hereof or at least sixty days prior to any expiration date in any year thereafter that it does not desire such continuation. The Manager shall furnish any Portfolio, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

Schedule A to this Agreement may be modified from time to time to reflect the addition or deletion of a Portfolio from the terms of this Agreement. With respect to each Portfolio added by execution of an amendment to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as provided above, this Agreement shall remain in effect to the date two years after such execution and from year to year thereafter only so long as its continuance is approved in the manner required by the 1940 Act, as from time to time amended.

13.	Amendment or Assignment of Agreement.

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Portfolio (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and, if the amendment is material, (ii) by vote of a majority of the outstanding voting securities of such Portfolio. This Agreement shall terminate automatically and immediately in the event of its assignment; provided, that with the consent of the Board on behalf of a Portfolio, the Manager may subcontract to another person any of its responsibilities with respect to such Portfolio provided the Manager shall remain responsible hereunder for the acts and omissions of such other person(s) as if they were the acts and omissions of the Manager.

14.	Termination of Agreement.

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; provided, that in the case of termination by any Portfolio, such action shall have been authorized (i) by resolution of the Trustees, including the vote or written consent of a majority of Trustees who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Portfolio.

15.	Name of the Portfolios.

Each Portfolio hereby agrees that if the Manager shall at any time for any reason cease to serve as investment adviser to a Portfolio, the Portfolio shall, if and when requested by the Manager, eliminate from the Portfolio's name the name Neuberger Berman and thereafter refrain from using the name Neuberger Berman or the initials N B in connection with its business or activities, and the foregoing agreement of a Portfolio shall survive any termination of this Agreement and any extension or renewal thereof.

16.	Interpretation and Definition of Terms.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms vote of a majority of the outstanding voting securities, interested persons, assignment and affiliated person, as used in this Agreement shall have the meanings assigned to them by section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.	Choice of Law.

This Agreement is made and to be principally performed in the State of New York, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

18.	Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19.	Execution in Counterparts.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year above written.


	NEUBERGER BERMAN ADVISERS 	MANAGEMENT
TRUST
						_____________________________
						By:
	Title:
	NEUBERGER BERMAN
	MANAGEMENT INC.
						___________________________________
						By:
	Title:




	NEUBERGER BERMAN
ADVISERS MANAGEMENT TRUST
	MANAGEMENT AGREEMENT
	SCHEDULE A
Portfolios				Date Added to Agreement
Growth Portfolio							May 1, 2000
Partners Portfolio							May 1, 2000
Balanced Portfolio							May 1, 2000
Limited Maturity Bond Portfolio					May 1, 2000
Liquid Asset Portfolio							May 1, 2000
International Portfolio							May 1, 2000
Guardian Portfolio							May 1, 2000
Mid Cap Growth Portfolio						May 1, 2000
Socially Responsive Portfolio						May 1, 2000
Regency Portfolio							December 6, 2000



NEUBERGER BERMAN
ADVISERS MANAGEMENT TRUST
MANAGEMENT AGREEMENT
SCHEDULE B
Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Management Agreement shall be calculated in accordance with the following schedules:

Growth Portfolio
Partners Portfolio
Balanced Portfolio
Guardian Portfolio
Mid Cap Growth Portfolio
Socially Responsive Portfolio
Regency Portfolio

0.55percent on the first 250 million of average daily net assets 0.525percent on the next 250 million of average daily net assets 0.50percent on the next 250 million of average daily net assets 0.475percent on the next 250 million of average daily net assets 0.45percent on the next 500 million of average daily net assets 0.425percent on the next 2.5 billion of average daily net assets 0.40percent on average daily net assets in excess of 4 billion

Liquid Asset Portfolio
Limited Maturity Bond Portfolio

0.25percent on the first 500 million of average daily net assets 0.225percent on the next 500 million of average daily net assets 0.20percent on the next 500 million of average daily net assets 0.175percent on the next 500 million of average daily net assets 0.15percent on average daily net assets in excess of 2 billion

International Portfolio

0.85percent on the first 250 million of average daily net assets 0.825percent on the next 250 million of average daily net assets 0.80percent on the next 250 million of average daily net assets 0.775percent on the next 250 million of average daily net assets 0.75percent on the next 500 million of average daily net assets 0.725percent on the next 1 billion of average daily net assets 0.70percent on average daily net assets in excess of 2.5 billion

Dated:  June 7,2001

(..continued)






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